UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 31, 2009
TRIDENT MICROSYSTEMS, INC.
(Exact name of registrant as specified in its charter)
0-20784
(Commission File Number)

Delaware	77-0156584
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)
3408 Garrett Drive
Santa Clara, California 95054-2803
(Address of principal executive offices, with zip code)
(408) 764-8808
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     (b)
     On July 31, 2009, Trident Microsystems, Inc. (the “Company”), appointed Richard H. Janney to the new position of Vice President and Corporate Controller, with immediate effect. Mr. Janney will also serve as the Company’s Principal Accounting Officer, a position previously held by Chris Siu. Mr. Siu will continue as Director of Corporate Accounting and report to Mr. Janney.
     Mr. Janney, 50, brings over 20 years of experience providing financial leadership to high technology companies. Mr. Janney has served as an independent financial consultant since June 2008, and has consulted for the Company since December 2008. From February 2007 to May 2008, he served as Vice President of Finance at Asyst Technologies, Inc., and from September 2006 to January 2007, he served as its Acting Chief Financial Officer. From August 2002 to March 2007, Mr. Janney served in a variety of positions at Jefferson Wells, most recently as Engagement Manager. He served in a variety of senior financial positions at ZeBU, Inc., G. Gund III and Cholestech Corporation and began his career as an Audit Manager at Price Waterhouse. Mr. Janney holds a Bachelor of Science degree in Accounting and Finance from California Polytechnic State University, San Luis Obispo.
     (c)
     Mr. Janney will be paid a base salary of $220,000 per year, a sign-on bonus of $10,000, and be eligible to participate in the Company’s variable compensation plan for executive officers at a rate of up to 40% of his annual base salary. At its meeting held on July 31, 2009, the Compensation Committee awarded Mr. Janney (i) 25,000 shares of restricted stock, vesting over three years at the rate of 33 and 1/3% on each of the first three anniversaries of his employment start date and (ii) options to purchase 35,000 shares of the Company’s common stock, vesting over four years at the rate of 25% on each of the first four anniversaries of his employment start date, with an exercise price equal to the closing price of a share of Trident common stock on the Nasdaq Global Market on the date two trading days following the public release of the Company’s financial earnings for the fiscal quarter ending September 30, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: July 31, 2009
TRIDENT MICROSYSTEMS, INC.
/s/ David L. Teichmann
David L. Teichmann
Senior Vice President, General Counsel & Corporate Secretary

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